Exhibit 10.15

INSTRUMENT

AMENDING AND RESTATING

LYONDELL CHEMICAL COMPANY

RESTRICTED STOCK PLAN FOR

NON-EMPLOYEE DIRECTORS

Lyondell Chemical Company hereby amends and restates the Restricted Stock Plan for Non-Employee Directors, effective as of February 23, 2006, to read in its entirety as the document entitled “Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors” that is attached hereto.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 23rd day of February, 2006.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Janna Sewell	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith
President and Chief Executive Officer

Lyondell Chemical Company

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated Effective February 23, 2006

LYONDELL CHEMICAL COMPANY

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1.	Purpose.

The Restricted Stock Plan for Non-Employee Directors of Lyondell Chemical Company (the “Plan”) is intended to provide non-employee directors of Lyondell Chemical Company (the “Company”) with an increased proprietary interest in the Company’s success and progress by granting them shares of the Company’s Common Stock (“Common Stock”) (“Restricted Shares”) or share equivalents (“RSUs”) that are restricted according to the terms and conditions set forth below. The Plan is intended to increase the alignment of non-employee directors with the Company’s shareholders in terms of both risk and reward.

2.	Administration.

The Plan is administered by a committee (the “Committee”) of independent members of the Company’s Board of Directors (the “Board”) designated by the Board. The Committee shall have all necessary authority and discretion to interpret any Plan provision or to determine any question regarding Restricted Shares grants under this Plan. The Committee’s determination or interpretations shall be final, conclusive and binding on all persons.

3.	Eligibility.

All current or subsequently elected members of the Company’s Board of Directors who are not current employees of the Company or any of its subsidiaries (“Eligible Directors”) shall be eligible to participate in the Plan.

4.	Grants.

(a)	Awards. Eligible Directors shall receive an annual incentive award divided equally into an award of Restricted Shares or RSUs and an associated Deferred Cash Payment (as defined in Section 6). The Committee shall determine the amount and form of the award annually in its discretion, which may vary among Eligible Directors. The date when Committee determines the annual incentive award amount is the “Grant Date.” The Committee may provide for an RSU award in lieu of Restricted Shares, if it deems it appropriate, in its sole discretion. RSUs shall have a value equivalent to shares of Common Stock, payable solely in cash.

(b)	Terms. Restricted Share or RSU awards to Eligible Directors shall be on the terms and conditions the Committee determines from time to time and with the restrictions set forth in Section 5. Deferred Cash Payments shall be subject to Section 6.

(c)	Number of Restricted Shares or RSUs. The number of Restricted Shares or RSUs granted shall be determined by dividing the dollar amount of the portion of the award allocable to Restricted Shares or RSUs by the closing price of a share of Common Stock on the last trading day of the calendar year before the calendar year when the Grant Date occurs.

(d)	New Directors. A person who becomes an Eligible Director after the Grant Date for a calendar year shall receive a prorated annual Restricted Share or RSU award, based on the number of remaining months in the calendar year after the first day of the month when the person became an Eligible Director. The number of Restricted Shares or RSUs awarded shall be determined by dividing the prorated amount allocable to the partial year by the closing price of a share of Common Stock on the first trading day of the month after the month when the person became an Eligible Director.

5.	Terms and Conditions of Restricted Shares or RSUs.

(a)	General. Each Restricted Share or RSU award shall be subject to the restrictions under subsection (b) for the Restricted Period.

(b)	Restrictions. The Restricted Shares and RSUs shall be subject to a substantial risk of forfeiture until the Restricted Period expires. An Eligible Director shall have all ownership rights and privileges of a shareholder for any outstanding unvested Restricted Shares, including the right to receive dividends and the right to vote those Restricted Shares, but shall not be entitled to delivery of a certificate for shares of Common Stock until the Restricted Period expires. An Eligible Director shall not have ownership rights and privileges attributable to any outstanding unvested RSUs, but shall be entitled to a cash payment for each RSU equal to the amount of cash dividends payable on a share of Common Stock at the time cash dividends are paid. None of the Restricted Shares or RSUs may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period, and all Restricted Shares or RSU grants shall be forfeited and all rights of an Eligible Director to Restricted Shares or RSUs shall terminate without further obligation on the Company’s part if the Eligible Director terminates service prior to the date the Restricted Period lapses.

(c)	Restricted Period. The Restricted Period for any award of Restricted Shares or RSUs shall begin on the Grant Date and shall lapse on the tenth anniversary of the Grant Date or, if earlier, the date specified in subsection (d).

During the Restricted Period, Restricted Shares may be held as a stock certificate representing the number of Restricted Shares awarded and may be registered in each Eligible Director’s name but held in the Plan’s custody for the Eligible Director’s account and not released to the Eligible Director until the Restricted Shares become vested when the Restricted Period lapses.

(d)	Lapse of Restricted Period. If an Eligible Director ceases to be a Company director due to Disability, death, Retirement, Change of Control or failure to be re-nominated to serve for any reason other than Cause, the Restricted Period shall lapse and the Restricted Shares or RSUs granted to that Eligible Director shall vest immediately. If an Eligible Director who has not ceased to be a Company director attains age 72, the Restricted Period for outstanding Restricted Shares shall lapse on the later of (i) the last day of the month in which the Eligible Director attained age 72 or (ii) May 4, 2006. If an Eligible Director ceases to be a director of the Company for any other reason, the Eligible Director shall forfeit immediately all Restricted Shares or RSUs , unless a majority of the Board, other than the Eligible Director, determines that termination of director service is in the Company’s best interest approves the lapse of the Restricted Period and vests the Restricted Shares or RSUs. Except as provided in Section 7, all restrictions on those Restricted Shares or RSUs shall lapse on vesting. A certificate for shares under a Restricted Share grant shall be delivered to the Eligible Director, or the Eligible Director’s beneficiary or estate, according to subsection (e).

For purposes of this section, the following definitions apply:

(i)	“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

(ii)	“Retirement” means ceasing to be a Company director (i) on or after age 72 or (ii) at any time prior to age 72 with the consent of a majority of Board members, other than the Eligible Director.

(iii)	“Change of Control” means a change of control as defined in the Company’s Non-Employee Directors Benefit Plans Trust Agreement, as in effect from time to time.

(iv)	“Cause” means failure to diligently and prudently carry out the duties of a director, as determined by a majority of the Board members other than the affected director.

(e)	Delivery of Restricted Shares. At the end of the Restricted Period, a stock certificate for the number of vested Restricted Shares shall be delivered free of all restrictions to the Eligible Director or the Eligible Director’s beneficiary or estate, as the case may be.

(f)	Payment of RSUs. At the end of the Restricted Period, a cash payment shall be delivered to the Eligible Director or the Eligible Director’s beneficiary or estate, as the case may be. The RSU cash payment shall be calculated in the same manner as the Deferred Cash Payment.

6.	Deferred Cash Payment.

Each Eligible Director shall receive a cash payment (the “Deferred Cash Payment”) from the Company within thirty business days after the date Restricted Shares or RSUs vest when the Restricted Period lapses or, if applicable, after the date Restricted Shares or RSUs are forfeited. The amount of the Deferred Cash Payment shall be equal to the closing price per share of Common Stock on the trading date coincident with or next following the date the Restricted Shares or RSUs vest or are forfeited, multiplied by the number of vested or forfeited Restricted Shares or RSUs.

7.	Regulatory Compliance.

An Eligible Director or an Eligible Director’s beneficiary or estate shall not receive or sell any Common Stock granted pursuant to this Plan until all appropriate listing, registration and qualification requirements and consents and approvals have been satisfied or obtained, free of any condition unacceptable to the Board.

The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares or RSUs, including restrictions under the Restricted Period, whenever it determines that such action is appropriate as a result of changes in applicable laws or other circumstances after the Grant date.

8.	Shares Reserved Under the Plan.

The shares of Common Stock covered by grants under this Plan as Restricted Shares will not exceed 200,000 shares in the aggregate, subject to adjustment as provided below, according and subject to Rule 16b-3 of the Securities and Exchange Act of 1934, (“Exchange Act”), as amended. Restricted Shares may be originally issued or treasury shares or a combination of both.

Any shares of Common Stock granted as Restricted Shares that are terminated, forfeited or surrendered or which expire for any reason will not be available again for issuance under this Plan, if any Eligible Director received any of the benefits of shares ownership before termination, forfeiture or surrender.

9.	Adjustment of Awards.

If a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the Company’s corporate structure or shares occurs, the Committee may make equitable adjustments in the number of Restricted Shares and RSUs and class of shares authorized to be granted as Restricted Shares or used to value RSUs, as it deems appropriate to prevent dilution or enlargement of rights. Restricted Shares or RSUs issued as a consequence of any such change shall be issued subject to the same restrictions and provisions applicable to the original Restricted Shares or RSU grant.

10.	Plan Termination or Amendment.

The Committee at any time may terminate the Plan and from time to time may alter or amend all or any part of the Plan (including any amendment deemed necessary to ensure that the Company complies with any regulatory requirement in Section 7) without shareholder approval, unless otherwise required by law or by the Securities and Exchange Commission or New York Stock Exchange rules. No Plan termination or amendment may impair the rights of an Eligible Director to awards of Restricted Shares or RSUs and associated Deferred Cash Payments granted under the Plan without the Director’s consent.

11.	Section 409A.

Notwithstanding anything to the contrary in this Plan, if any Plan provision or Plan award would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code, related regulations and United States Treasury Department pronouncements (“Section 409A”), that Plan provision or award will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Eligible Director’s rights under any award.

12.	Miscellaneous.

(a)	Nothing in the Plan shall be deemed to create any Board obligation to nominate any director for reelection by the Company’s shareholders.

(b)	The Company shall have the right to require that an Eligible Director pay any taxes required by law on share issuance or delivery when the restrictions lapse before any Restricted Shares or RSUs are issued or delivered.

13.	Governing Law.

The Plan shall be construed according to the law of the State of Texas if federal law does not supersede and preempt state law.

14.	Effective Date.

The Plan was originally effective on June 1, 1996, and was amended and restated effective October 16, 1998 and January 1, 2003. The Plan is amended and restated effective February 23, 2006.